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FOR RELEASE JULY 5, 2000

FOR MORE INFORMATION CONTACT:
Patrick M. Fahey, President and CEO - 206-340-4727

INTERWEST BANK COMPLETES CHARTER CONVERSION TO A
COMMERCIAL BANK

OAK HARBOR, WA. -- JULY 5, 2000 -- (Nasdaq: IWBK) InterWest Bancorp, Inc. (InterWest), has merged its banking affiliates, InterWest Bank, Pacific Northwest Bank and The Bank of Tukwila, into a single commercial bank effective with the opening of business on July 1, 2000. As part of this consolidation process, InterWest Bank has converted its charter from a Washington state savings bank to a Washington state commercial bank.

"We are excited to have completed this important step in the process of becoming the premier commercial bank headquartered in the Pacific Northwest," said Patrick M. Fahey, President and Chief Executive Officer. "We have in place an organizational structure that has been very successful in regional commercial banking. We will now focus our efforts on implementing an enhanced operating system for the entire organization that will provide a superior common product set to our customers," Fahey added.

"The consolidation of the subsidiary banks and the implementation of our new operating system should improve operating efficiencies and overall financial results," Fahey concluded.

All locations of the three banks have become financial centers of InterWest Bank. Financial centers of former institutions will continue to do business under current names until the conversion of operating systems is completed.

This press release includes certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). This statement is included for the express purpose of availing InterWest Bancorp of the protections of the safe harbor provision of the PSLRA. Management's ability to predict results or the effect of future plans is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include the ability of Bancorp to effectively implement the consolidation plans, particularly within the timeframe anticipated.

InterWest Bancorp, Inc. is a Pacific Northwest commercial bank holding company, operating 55 financial centers in Washington state. InterWest Bank also operates two non-bank subsidiaries, InterWest Financial Services Inc. and InterWest Insurance Agency Inc.

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